                                                                                                               Exhibit 16.1

March 3, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC   20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 3, 2006, of First Commonwealth Financial Corporation and are in agreement with the statements contained in the first sentence of the first paragraph, insofar as it relates to our firm, and the second, third and fourth paragraphs therein.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

/S/ Ernst & Young LLP

Pittsburgh, Pennsylvania